Rule 424(b)(3)
                                           Registration Statement No. 333-119172
                                                                 CUSIP 12560PDQ1



PRICING SUPPLEMENT NO. 6
Dated February 15, 2005 to
Prospectus, dated October 28, 2004 and
Prospectus Supplement, dated October 29, 2004

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note                        ( ) Subordinated Note

Principal Amount:                      $1,000,000,000.

Proceeds to Corporation:               99.92613% or $999,261,300.

Agents' Commission:                    0.07387% or $738,700.

Issue Price:                           100% or $1,000,000,000.

Original Issue Date:                   February 18, 2005.

Maturity Date:                         August 18, 2006, provided that if
                                       such day is not a Business Day, the
                                       payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue from the period from and after the Maturity Date.

Interest Rate Basis:                   LIBOR Telerate.

Index Maturity:                        Three months.

Spread:                                +3 basis points (0.03%).

Interest Rate Calculation:             LIBOR Telerate determined on the Interest
                                       Determination Date plus the Spread.

Initial Interest Rate:                 LIBOR Telerate determined two London
                                       Business Days prior to the Original
                                       Issue Date plus the Spread.

Specified Currency:                    U.S. Dollars ($).

It is expected that the Notes will be ready for delivery in book-entry form on or about February 18, 2005.

Goldman, Sachs & Co.                              Banc of America Securities LLC
Barclays Capital                                  BNP PARIBAS
HSBC                                              Bear, Stearns & Co. Inc.


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Form:                                  Global Note.

Interest Reset Dates:                  Quarterly on May 18, August 18, November 18, and February 18 of each year, commencing May 18, 2005, provided that if any such day would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

Interest Payment Dates:                Interest will be paid on the Maturity Date and quarterly on May 18, August
                                       18, November 18, and February 18 of each year, commencing May 18, 2005, provided that if any such day (other than the Maturity Date) is not a
                                       Business Day, then the interest payment will be made on the next succeeding
                                       Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment will be made on the immediately preceding Business Day, as if it were made on the date that the interest payment was due and no interest on such payment will accrue on the amount payable for the period from and after the Maturity Date or such other
                                       Interest Payment Date, as the case may be.

Accrual of Interest:                   Accrued interest will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated.  The "Interest Factor" for any note for each such day will be computed by multiplying the face amount of the note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Determination Date:           Two London Business Days prior to each Interest Reset Date.

Calculation Date:                      The earlier of (i) the fifth Business Day after each Interest Determination
                                       Date, or (ii) the Business Day immediately preceding the applicable
                                       Interest Payment Date.

Maximum Interest Rate:                 Maximum rate permitted by New York law.

Minimum Interest Rate:                 0.0%

Exchange Listing:                      None.

Other Provisions:                      "LIBOR Telerate" means the rate for deposits in U.S. dollars having the
                                       Index Maturity specified above which appears on the Telerate Page 3750
                                       (defined below) as of 11:00 a.m., London time, on the applicable Interest
                                       Determination Date.

                                       "Telerate Page 3750" means the display page designated as page 3750 on the
                                       Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

                                       "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of
                                       New York and that is also a London Business Day.

                                       "London Business Day" means any day on which dealings in deposits in U.S.
                                       dollars are transacted in the London interbank market.

Trustee, Registrar, Authenticating     J.P. Morgan Trust Company, National Association.
   Agent, Calculation Agent and
   Paying Agent:
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
Agents:                                Agent                                                 Principal Amount
                                       -----                                                 ----------------

                                       Goldman, Sachs & Co.                                     $ 260,000,000
                                       Banc of America Securities LLC                             200,000,000
                                       Barclays Capital Inc.                                      200,000,000
                                       BNP Paribas Securities Corp.                               129,000,000
                                       HSBC Securities (USA) Inc.                                 111,000,000
                                       Bear, Stearns & Co. Inc.                                   100,000,000
                                                                                             ----------------

                                       Total                                                   $1,000,000,000

CUSIP:                                 12560PDQ1.
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